Exhibit (h)(11)
TRADE PROCESSING AGREEMENT
     This Agreement is entered into as of October 31, 2003 by and among American Performance Funds (the “Trust”), a Massachusetts business trust, and BISYS Retirement Services, Inc. (“Retirement Services”), a Delaware corporation, with respect to each currently existing investment portfolio of the Trust and each investment portfolio of the Trust that may be established from time to time (such investment portfolios being individually referred to herein as the “Fund” and collectively as the “Funds.”)
     WHEREAS, the Trust is a registered management investment company;
          WHEREAS, Retirement Services provides administrative services comprised of, but not limited to, recordkeeping, reporting and processing services to various retirement plan accounts (the “Accounts”), including processing and transfer arrangements for the investment and reinvestment of Account assets in investment media pursuant to the provisions of the Account’s governing document in one or more omnibus accounts maintained by Retirement Services with the Funds; and
     WHEREAS, the Trust desires that Retirement Services accept orders for the purchase, exchange and redemption of shares of the Funds (the “Shares”) by the Accounts, subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Performance of Services. Retirement Services or a third party selected by Retirement Services and acceptable to the Trust will perform the administrative services and functions set forth in this Agreement (the “Services”) with respect to Shares owned by Accounts.
     2. Pricing Information. The Trust or its designee will furnish Retirement Services, subject to availability, on each business day that the New York Stock Exchange is open for business (“Business Day”), with the following information (“Price Information”): (i) net asset value information for each Fund as of the close of regular trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or at such other times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (the “Close of Trading”); (ii) dividend and capital gains information for each Fund as it becomes available. The Trust or its designee shall provide the Price Information, subject to availability, to Retirement Services by 7:00 p.m. Eastern Time on the same Business Day; and (iii) in the case of income Funds, the daily accrual for interest rate factor (mil rate). The Trust may, in its discretion, cause the Trust’s transfer agent or other designee to provide the Price Information directly to Retirement Services.

     3. Orders; Distributions; Confirmations. (a) Retirement Services, as agent of the Trust, shall accept from the Accounts orders for the purchase, exchange or redemption of Shares of the Funds (“Orders”) and shall transmit such Orders to the Trust or its designee. Retirement Services agrees that Orders derived from instructions received in proper form by Retirement Services prior to the Close of Trading on any given Business Day shall be processed that same evening and transmitted to the Trust or its designee by 9:00 a.m. Eastern Time on the next Business Day. Retirement Services agrees that payment for net purchases of Shares attributable to all orders executed for the Accounts shall be wired by Retirement Services or its designee on a T+1 basis to a custodial account designated by the Trust. Payment for net redemptions of Shares attributable to all orders executed for the Accounts on a given business day will be wired by the Trust, on the same business day such redemption orders are transmitted to the Trust or its designee no later than 5:00 p.m. Eastern Time, to a custodial account designated by Retirement Services. The Business Day on which instructions are received in proper form by Retirement Services by the Close of Trading will be the date as of which Shares will be purchased and redeemed as a result of such instructions. Instructions received in proper form by Retirement Services after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. At the Trust’s instruction, Retirement Services will provide such instructions directly to the Trust’s transfer agent.
(b) Payment for net distributions, in the case of fixed-income funds, will include (when applicable) income accrued during the current accrual period. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with each Fund’s then current prospectus. The Trust will provide to Retirement Services or its designee: (a) daily confirmations of Account activity on the Business Day after each day on which a purchase or redemption of Shares is effected for the particular Account, (b) monthly statements detailing activity in each Account within 15 Business Days after the end of each month, and (c) such other reports as may be reasonably requested by Retirement Services in connection with its performance of the Services.
     4. Maintenance of Records; Confidentiality. (a) Each party or its designee shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services and in making Shares available to the Accounts.
(b) (i) All confidential information of a party and of the third parties with which it does business, including without limitation non-public information of retirement plans and participants, is collectively referred to as its “Confidential Information.” Except as require to perform its obligations under this Agreement or as otherwise expressly permitted by this Agreement, the Trust and Retirement Services will: (i) keep and maintain all Confidential Information of the other in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) not, directly or indirectly, disclose any Confidential Information of the other to any third party, except with the other’s prior written consent; and (iii) not make use of the other party’s Confidential Information for its own purposes or the benefit of any party except the other.

     (ii) The Trust and Retirement Services each will be permitted to disclose the other’s Confidential Information only to its employees, legal counsel, auditors and agents (collectively, “Representatives”) having a need to know the Confidential Information in connection with the performance of its obligations under this Agreement. The Trust and Retirement Services will instruct their respective Representatives as to their obligations under this Agreement. Despite any contrary provision in this Agreement, either party may disclose the other party’s Confidential Information to the extent required to comply with law or a court order; provided, however, that each party must promptly notify the other party of receipt of a request for Confidential Information made pursuant to law or court order, must give the other party a reasonable opportunity to prevent the disclosure of the Confidential Information, and must reasonably cooperate with the other party in any efforts it makes to prevent the disclosure of the Confidential Information.
     (ii) Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (A) is or becomes generally known to the public not as a result of a disclosure by the other, (B) is rightfully in the possession of the other before disclosure by the first party, (C) is independently developed by the other without reliance on the Confidential Information, or (D) is received by the other in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure.
     5. Relationship of Parties. Except to the extent provided in Section 3, it is understood and agreed that all Services performed hereunder by Retirement Services shall be as an independent contractor and not as an employee or agent of the Trust, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.
     6. Fees and Expenses. (a) As consideration for the services rendered hereunder, the Trust shall pay Retirement Services a service fee at an annual rate specified in Schedule A attached hereto (the “Fee”).
(b) The Trust will pay the cost of registration of the Shares with the Securities and Exchange Commission and in states where required. Except as expressly set forth in this Agreement, each party will bear all expenses incidental to the performance of its obligations under this Agreement.
     7. Termination. This Agreement shall terminate,
(a)	at the option of the Trust or Retirement Services upon 60 days’ advance written notice to the other parties hereto; or

(b)	at the option of the Trust or Retirement Services, in the event of a material breach by the other party that has not been cured within 30 days following the other party’s receipt of a written notice of breach sent by the non- breaching party.
     8. Indemnification and Limitation of Liability. (a) Retirement Services agrees to indemnify and hold harmless the Trust and each of its trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against any losses, claims, damages, liabilities or expenses (collectively, “Damages:) to which an indemnitee may become subject insofar as those Damages (or actions in respect thereof) arise out of or are based upon (i) any orders that are not timely transmitted by Retirement Services in accordance with Section 3 of this Agreement; (ii) Retirement Services’s negligence or willful misconduct in performing the Services; (iii) any breach by Retirement Services of any material representation, warranty or covenant made in this Agreement; or (iv) any requests that are submitted by duly authorized representatives of Retirement Services on behalf of Accounts for transaction adjustments (including, but not limited to, the pricing of net purchases or net redemptions of Shares on an “as of” basis). Retirement Services will reimburse the indemnities for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such losses, claims or actions.
(b) The Trust agrees to indemnify and hold harmless Retirement Services and each of its trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act, against any Damages to which any indemnitee may become subject insofar as those Damages (or action in respect thereof) arise out of or are based upon (i) the Trusts’ negligence or willfil misconduct in performing its obligations under this Agreement; or (ii) any material breach by the Trust of any representation, warranty or covenant made in this Agreement. The Trust will reimburse the indemnities for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such losses, claims or actions.
c) No party will be entitled to indemnification pursuant to this Agreement to the extent that such party’s negligence, willful misconduct or material breach of any representation, warranty or covenant made in this Agreement contributed to the damages for which such party seeks indemnification.
     9. Additional Representations, Warranties and Covenants. Each party represents that (a) it is free to enter into this Agreement and that by doing so it will not breach or any other agreement or understanding with any other person, corporation or other entity and (b) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement. Retirement Services further represents, warrants and covenants that:
(i)	it is not required to be registered as a broker-dealer or a transfer agent under the 1934 Act or any applicable state securities laws, including as a result of entering into and performing the Services set forth in this Agreement; and

(ii)	it has adopted and implemented internal controls reasonably designed to prevent instructions received from or on behalf of the Accounts on a given Business Day after the Close of Trading from being aggregated with the order for net purchases or net redemptions of Shares for that Business Day.
     The Trust further represents, warrants and covenants that the Trust is registered as an investment company under the Investment Company Act of 1940, as amended, and its Shares are registered under the Securities Act.
     10. Notice. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other parties at the following addresses or such other addresses that may be furnished:
     If to the Trust:
American Performance Funds
3435 Stelzer Road, Suite 1000
Columbus, Ohio 43219-8011
     If to Retirement Services to:
BISYS Retirement Services, Inc.
200 Dryden Road
Dresher, PA 19025
with a copy to:
The BISYS Group, Inc.
90 Park Avenue — 10th floor
New York, NY 10016
Attention: General Counsel
A notice given pursuant to this Section 10 shall be deemed given immediately when delivered personally, three days after the date of certified mailing, or one day after delivery by courier service.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
     12. Force Majeure. Neither party will be liable to the other for any delay or failure in performance caused by acts beyond the non-performing party’s reasonable control, including without limitation acts of God or public enemy, act of any military, civil or regulatory authority, act of terrorism, change in any law or regulation, fire, flood, tornado, earthquake or storm, or other like event, disruption or outage of communications, power or other utility or labor strikes.
     13. General Provisions. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by writing signed by each of the parties. This Agreement shall not be assigned by either party hereto, without the prior written consent of the other party hereto, except that a party may effect such an assignment or delegation to an affiliate having the same ultimate ownership as the assigning party without such consent. The provisions of Section 4 and 8 shall survive termination of this Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

AMERICAN PERFORMANCE FUNDS
By:	/s/ Douglas K. Scott
	Name:	Douglas K. Scott
	Title:	VP and Mutual Fund Product Manager

BISYS RETIREMENT SERVICES, INC.
By:	/s/ Christopher M. Guarino
	Name:	Christopher M. Guarino
	Title:	President

SCHEDULE A
THE FEES
The Trust will pay Retirement Services a Fee equal to $12 per Fund per Account position. Retirement Services will invoice such fees to the Trust quarterly based on the number of positions maintained at any time during each quarter. All such invoices are due upon receipt.